Exhibit 99.1

iSpecimen Reports First Quarter 2024 Results

LEXINGTON, Mass., May 7, 2024 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists requiring biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three-month period ended March 31, 2024.

“iSpecimen made tremendous progress during the first quarter advancing our most promising operational initiative, Next Day Quotes, a program that expedites the biospecimen transaction process, which has helped elevate our market position and is expected to contribute meaningfully to our growth in 2024 and beyond,” said Tracy Curley, CEO of iSpecimen. “To transition our suppliers to Next Day Quotes, we have strategically refined our supplier network, deeply aligning and effectively engaging with our strongest suppliers to maximize their operational capabilities, while terminating relationships with suppliers unable to support the needs of our expanding customer base.”

“In the first quarter of 2024, 40% of all quotes provided to customers qualified as Next Day Quotes, compared to 34% in the fourth quarter of 2023 and 25% in the third quarter of 2023. This favorable quarter-over-quarter increase in Next Day Quotes was directly correlated to growth across all of our business lines. During the first quarter of 2024, 91% of prospective Next Day Quotes dollars converted to purchase orders, compared to 32% in the fourth quarter of 2023. As we continue to refine and strengthen our supplier network, I am confident transitioning a majority of our business into Next Day Quotes will result in stronger positioning for iSpecimen and result in greatly improved top- and bottom-line results over time,” concluded Ms. Curley.

First Quarter 2024 Highlights

●	As of March 31, 2024, iSpecimen had over 140 unique supplier organizations under contract, a reduction of 103 from 243 suppliers at December 31, 2023, a planned reduction related to the Company’s focus on building a higher quality of our supplier network;

●	As of March 31, 2024, over 600 unique customer organizations purchased from iSpecimen, an increase of 66 from 534 at the end of the first quarter 2023;

●	iSpecimen Marketplace had nearly 7,564 registered research and supplier users as of March 31, 2024, up approximately 9% from 6,918 as of March 31, 2023.

Recent Corporate Updates

●	iSpecimen and TriMetis Life Sciences Announce Strategic Partnership to help Transform Tissue-Based Research

Financial Results for First Quarter 2024

For the quarter ended March 31, 2024, revenue was approximately $2.29 million, compared to approximately $2.95 million for the quarter ended March 31, 2023. The reduction was primarily due to a decrease of 3,388 specimens, or approximately 39%, in specimen count, from 8,629 specimens during the quarter ended March 31, 2023 to 5,241 specimens during the quarter ended March 31, 2024. The effect of the decrease in specimen count was partially offset by an increase in the average selling price per specimen by approximately $95, or approximately 28%, from $342 in the first quarter of 2023 to approximately $437 in the first quarter of 2024.

For the quarter ended March 31, 2024, cost of revenue decreased by approximately $147,000, or approximately 13%, to approximately $1 million, compared to approximately $1.15 million for the quarter ended March 31, 2023. The decrease in cost of revenue was attributable to a 39% decrease in the number of specimens accessioned for the current period, compared to the same period in the prior year, partially offset by a $58, or 44%, increase in the average cost per specimen.

For the quarter ended March 31, 2024, general and administrative expenses increased by approximately $286,000 or approximately 16%, to approximately $2.10 million, compared to approximately $1.82 million for the quarter ended March 31, 2023. The increase was attributable to increases in professional fees of approximately $329,000, taxes and insurance of approximately $267,000, and bad debt expense of approximately $45,000, which were partially offset by decreases in compensation costs of approximately $250,000, general operating expenses of approximately $78,000, depreciation and amortization of approximately $23,000, and utilities and facilities expenses of approximately $4,000.

For the quarter ended March 31, 2024, the net loss was approximately $2.90 million, or ($0.32) per share, compared to a net loss of approximately $2.43 million, or ($0.27) per share, for the same period the prior quarter.

As of March 31, 2024, cash and cash equivalents, along with available-for-sale securities, were approximately $2.56 million, compared to approximately $5.01 million as of December 31, 2023.

On March 5, 2024, iSpecimen entered into an At the Market Offering Agreement, under which iSpecimen may issue and sell shares of its common stock from time to time for an aggregate offering price of up to $1.5 million, which shares, when issued, will be registered pursuant to its shelf registration statement. The Company may seek additional funding through public equity or other sources to fund further capital investments or for general corporate purposes.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast on Tuesday, May 7, 2024, at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen First Quarter 2024 Results Conference Call
Date:	Tuesday, May 7, 2024
Time:	8:30 a.m. Eastern Time
Dial in:	1-800-717-1738 (U.S. Toll Free) or 1-646-307-1865 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1666705&tp_key=0ac1c8e17f

For interested individuals unable to join the conference call, a replay will be available through May 21, 2024, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 1170104. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate," "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors contained in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Phil Carlson / Erika Kay

iSpecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,089,891	$2,343,666
Available-for-sale securities	466,493	2,661,932
Accounts receivable – unbilled	1,978,144	2,212,538
Accounts receivable, net of allowance for doubtful accounts of $718,821 and $520,897 at March 31, 2024 and December 31, 2023, respectively	437,424	728,388
Prepaid expenses and other current assets	313,999	292,079
Total current assets	5,285,951	8,238,603
Property and equipment, net	120,873	127,787
Internally developed software, net	6,065,770	6,323,034
Other intangible assets, net	860,366	908,255
Operating lease right-of-use asset	153,340	193,857
Security deposits	27,601	27,601
Total assets	$12,513,901	$15,819,137
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,560,474	$3,925,438
Accrued expenses	1,710,815	1,540,607
Operating lease current obligation	156,703	167,114
Deferred revenue	272,681	415,771
Total current liabilities	5,700,673	6,048,930
Operating lease long-term obligation	—	29,130
Total liabilities	5,700,673	6,078,060

Commitments and contingencies (See Note 8)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 9,501,112 issued and 9,470,112 outstanding at March 31, 2024 and 9,114,371 issued and 9,083,371 outstanding at December 31, 2023	947	908
Additional paid-in capital	69,079,341	69,104,313
Treasury stock, 31,000 shares at March 31, 2024 and December 31, 2023, at cost	(172)	(172)
Accumulated other comprehensive income	41	840
Accumulated deficit	(62,266,929)	(59,364,812)
Total stockholders’ equity	6,813,228	9,741,077
Total liabilities and stockholders’ equity	$12,513,901	$15,819,137

iSpecimen Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$2,289,993	$2,950,197
Operating expenses:
Cost of revenue	1,000,006	1,146,912
Technology	911,967	834,407
Sales and marketing	665,941	962,169
Supply development	197,839	275,246
Fulfillment	410,854	455,531
General and administrative	2,103,906	1,818,355
Total operating expenses	5,290,513	5,492,620

Loss from operations	(3,000,520)	(2,542,423)

Other income, net
Interest expense	(4,465)	(3,535)
Interest income	30,498	114,263
Other income (expense), net	72,370	(117)
Total other income, net	98,403	110,611

Net loss	$(2,902,117)	$(2,431,812)

Other comprehensive income (loss):
Net loss	$(2,902,117)	$(2,431,812)
Unrealized gain (loss) on available-for-sale securities	(799)	18,843
Total other comprehensive income (loss)	(799)	18,843
Comprehensive loss	$(2,902,916)	$(2,412,969)

Net loss per share - basic and diluted	$(0.32)	$(0.27)

Weighted average shares of common stock outstanding - basic and diluted	9,132,460	8,980,898